SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement ("Agreement"), is made and entered into as of the 17th day of January 2007 by and among Alpha Nutra, Inc., a Nevada corporation doing business as “China Broadband” (the “Parent”); its principal shareholder BCGU, LLC, a Delaware limited liability company (“BCGU”); China Broadband, Ltd., a Cayman Islands limited company (“China Broadband Cayman”) and all of its stockholders, China Broadband Partners, Ltd., a _______________ corporation (“Partners”), 88 Holdings, Inc., a Colorado company (“88 Holdings”); MVR Investments, LLC (“MVR”), a Colorado limited liability company, and Stephen P. Cherner, an individual residing in the State of Colorado (“Cherner”). Partners, BCGU, 88 Holdings, Cherner and MVR, together with other Persons who are members of China Broadband Cayman’s management who may be receive shares of China Broadband Cayman Common Stock from Partners, 88 Holdings, Cherner and MVR prior to the Closing Date, are collectively referred to herein as the “Broadband Shareholders.” Parent, BCGU, China Broadband Cayman and the Broadband Shareholders are hereinafter sometimes collectively referred to as the “Parties.”

RECITALS:

A. Parent desires to acquire all of the issued and outstanding capital stock of China Broadband Cayman (the “Broadband Shares”), through an exchange (the “Share Exchange”) of Parent voting capital stock to be issued to the Broadband Shareholders, resulting in China Broadband Cayman becoming a directly and wholly owned subsidiary of the Parent and in the Broadband Shareholders owning greater then a majority of the outstanding capital stock of Parent.

B. It is the intention of the parties hereto that the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the Broadband Shareholders reside.

C. The board of directors (or managers, as the case may be) of each of Parent, BCGU and China Broadband Cayman as well as the Broadband Shareholders and BCGU and certain other shareholders constituting a majority of the shareholders of Parent and China Broadband Cayman, each deem it to be in the best interests of Parent and China Broadband Cayman and their respective shareholders to consummate the Share Exchange.

D. China Broadband Cayman has heretofore sold Three Hundred Twenty Five Thousand dollars ($325,000) of 7% Convertible Promissory Notes (the “Convertible Notes”), the obligations of which shall, as a condition to closing as set forth herein, be assumed by Parent at Closing (as hereinafter defined).

E. Parent has offered for sale pursuant to a private placement and has agreed to accept subscriptions for up to 8,000,000 shares (or a minimum of 6,000,000 shares) of common stock, par value $.001 per share of the Parent (the “Common Stock”) and up to 4,000,000 (or a minimum of 3,000,000) Warrants (as hereinafter defined) pursuant to a private November Offering (as hereinafter defined), the consummation of which is a condition upon, among other things, the Closing by the Parties of the Share Exchange under this Agreement.

F. Immediately following the Closing Date of the Share Exchange (a) the Broadband Shareholders shall be issued an aggregate of 38,165,506 shares of Common Stock, (b) the Convertible Notes and related obligations shall be assumed by the Parent and shall become convertible into 1,300,000 shares of Common Stock (as adjusted as set forth below, the “Conversion Shares”), (c) up to 8,000,000 shares and 4,000,000 Warrants (or, no less then 6,000,000 shares and 3,000,000 Warrants, respectively, if less then the maximum offering amount is sold in the November Offering) will be held by the purchasers in the November Offering, and the total number of shares outstanding at the Closing Date, other than the Conversion Shares, shall be 48,700,000 (or no less then 46,700,000 if less then the minimum offering amount is sold in the November Offering).

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, this Agreement, the Share Exchange and/or the Parties.

“Additional Stockholders” shall mean the collective reference to those Persons who prior to or simultaneously with the Closing Date, shall have purchased Common Stock or Warrants in the November Offering.

“Affiliate” means any one or more Persons controlling, controlled by or under common control with any other Person or their affiliate.

“BCGU” BCGU, LLC, a limited liability company formed under the laws of the State of Delaware and which is owned or controlled by Mark L. Baum, Esq. and James B. Panther, II.

“Broadband Corporate Documents” shall be as defined in Section 2.3(d).

“Broadband Principal Executive Officer” shall mean Clive Ng, in his capacity as President and Chief Executive Officer of China Broadband Cayman and in such capacity as officer of Parent after the Closing Date.

“Broadband Shareholders” shall be as defined in the preamble to this Agreement, above.

“Broadband Shares” shall mean the 50,000 common shares authorized for issuance by China Broadband Cayman as defined in the Recital to this Agreement, above, each of which shares are issued and outstanding and held by the Broadband Shareholders.

“Broadband Warrants” means the Warrants issued to the Placement Agent in connection with the November Offering, which are exercisable at $.60 per share.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Closing Date” shall mean the date upon which the Share Exchange shall be consummated as set forth in Section 1.4, below.

“Conversion Shares” shall mean the 1,300,000 shares of Common Stock issuable upon conversion of the Convertible Notes, which number is based on 2.6% of the Parent Common Stock outstanding immediately after the Closing, exclusive of any shares underlying Warrants but inclusive of Conversion Shares.

“Dollar” and “$” means lawful money of the United States of America.

“Common Stock” or “Parent Common Stock” means the 95,000,000 shares of common stock, $0.001 par value per share, of Parent.

“Convertible Notes” shall mean the maximum $325,000 principal amount of 7% Convertible Promissory Notes of China Broadband, becoming due on February 28, 2007, the obligations of which are being assumed by the Parent, and which shall become convertible after the Closing into 1,300,000 Conversion Shares as may be adjusted from time to time, the terms of which are incorporated herein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” shall mean the collective reference to (a) the 31,000,000 shares of Parent Common Stock to be issued to China Broadband Partners, Ltd., (b) the 1,382,753 shares of Common Stock to be issued to MVR, (c) the 3,582,753 shares of Parent Common Stock to be issued to 88 Holdings, and (d) the 1,900,000 shares of Parent Common Stock to be issued to Cherner on the Closing Date, or such other number of shares of Common Stock as shall represent not less than Seventy-Four and a Half Percent (74.5%) of the Parent Fully-Diluted Common Stock, as contemplated by this Agreement, in exchange for each of such Broadband Shareholders’ Broadband Shares. The Exchange Shares shall also include up to an additional 2,000,000 shares to be issued in escrow on behalf of the foregoing Broadband Shareholders on a pari pasu basis, and cancelled to the extent that greater then 6,000,000 shares are sold in the November Offering or any other similar offering between the date hereof and June 31, 2007, at which time such shares shall be released.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Indemnity Cap” shall be defined in Section 7.1(b).

“Indemnity Floor” shall be defined in Section 7.1(b).

“Investment Letter” shall be defined in Section 4.2(d).

“Jinan Broadband” means Jia He Broadband, Ltd., a company formed in the People’s Republic of China for purposes of owning and operating the existing broadband cable network business of Jian Guangdian Jiahe Digital Television Co., Ltd.

“Knowledge” means the knowledge after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Lock-Up Agreements” shall be defined in Section 5.10.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“November Offering” shall mean the private placement offering of the Parent pursuant to which a minimum of 6,000,000 shares of Common Stock and 3,000,000 Warrants and a maximum of 8,000,000 shares of Common Stock and 4,000,000 Warrants may be sold to certain accredited investors or non U.S. Persons, with minimum gross proceeds of $3,000,000 and maximum gross proceeds of $4,000,000.

“Parent Corporate Documents” shall be defined in Section 3.2.

“Parent Fully-Diluted Common Stock” means, as at the time in question, the 48,700,000 maximum number of shares of Parent Common Stock (or 46,700,000 shares if less then the maximum amount of shares are sold in the November Offering) that are issued and outstanding and issuable as at the Closing Date, as well as:

(a) the issuance of a maximum 1,300,000 Conversion Shares on or after the Closing Date to holders of Convertible Notes or further number of shares of Common Stock as equals 2.6% of the outstanding Common Stock on a fully-diluted basis without giving effect to (d), (e) or (f) below (but not (g);

(d) the issuance of up to 4,000,000 shares of Common Stock upon exercise of the Warrants issued in connection with the November Offering;

(e) the issuance up to 500,000 shares of Common Stock pursuant to warrants exercisable at $.60 per share which are issued to BCGU or its designee, in consideration for consulting services;

(f) the assumption of obligations to issue up to 104,000 shares upon exercise of Broadband Warrants exercisable at $.60 per share which were issued to the placement agent by China Broadband Cayman in connection with the sale of the Convertible Notes and up to 640,000 shares underlying warrants (presuming sale of a maximum number of shares in the November Offering) that may be issued to a placement agent and its affiliates in connection with the November Offering, exercisable at $.60 per share.

(g) any other securities, options or other derivative securities of Parent, or agreement calling for issuance by Parent of additional shares or securities for or exercisable into Parent capital stock which Broadband Cayman Shareholders have not been provided written notice of and have not consented to prior to closing.

“Parent Indemnified Parties” shall be as defined in Section 7.1(a), below.

“Parent Securities” shall be as defined in Section 1.3, below.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer” shall be as defined in Section 1.1(a) below.

“Warrants” means the Common Stock Purchase Warrants issued to the Additional Stockholders in the November Offering, which are exercisable for up to 4,000,000 shares of Common Stock at $2.00 per share.

THE SHARE EXCHANGE

SECTION 1.

THE SHARE EXCHANGE; OFFICERS AND DIRECTORS

1.1 The Share Exchange.

(a) On the Closing Date and subject to and upon the terms and conditions of this Agreement, the Broadband Shareholders shall sell, assign, transfer and exchange (collectively, “Transfer”) to Parent all of their issued and outstanding Broadband Shares.

(b) On the Closing Date, and in exchange for the Transfer to it of the Broadband Shares, Parent shall issue to the Broadband Shareholders the Exchange Shares.

(c) On the Closing Date, any other outstanding notes or warrants to purchase shares of China Broadband Cayman and all options entitling the holder to purchase shares of China Broadband Cayman as at the Closing Date shall be cancelled and retired and cease to exist as at the Closing Date, with the exception of the Broadband Warrants, which shall, at Closing, be assumed by Parent in exchange for a replacement Warrant.

(d) On the Closing Date, the first closing of the November Offering shall be completed, and China Broadband Cayman shall have completed or entered into final binding and definitive closing documents relating to its acquisition of 51% of the Jinan Broadband business and shall have satisfied all conditions thereto other than delivery of funds alone, the proceeds of which shall come from the November Offering.

(e) All other conditions to Closing as set forth herein shall have been complied with on or before the Closing Date.

1.2 Convertible Notes. In connection with the transactions contemplated by this Agreement and as a condition to Closing hereof, all of the obligations of China Broadband Cayman relating to the $325,000 principal amount of Convertible Notes of China Broadband Cayman outstanding at the Closing Date shall, by the terms of the Convertible Notes and all related documents, and pursuant to this Agreement and an Agreement of Assumption in the form as annexed hereto as Exhibit 1.2, be assumed and automatically deemed as obligations of the Parent and which shall be convertible at the option of the holders thereof, at any time after Closing, at $0.25 per share, into a maximum of 1,300,000 additional shares of Parent Common Stock, presuming the Parent Fully-Diluted Common Stock is as set forth in the “Definitions” section above. All interest on these notes shall be paid in cash unless the holder thereof agrees otherwise in writing. At the request of any holder of Convertible Notes the Parent shall issue a replacement note representing identical terms thereof.

1.3 Exemption from Registration. The Parties intend that the issuance of (i) the Exchange Shares to be issued by Parent, (ii) the Convertible Notes or any evidence of indebtedness issued by Parent in connection therefore, and (iii) the shares of Common Stock issuable upon conversion of the Convertible Notes (collectively, the “Parent Securities”) shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, applicable state laws and the rules and regulations promulgated under the foregoing.

1.4 Closing.

The closing of the Share Exchange (the “Closing”) will take place at the offices of Hodgson Russ LLP, counsel to China Broadband Cayman, at its office in New York, New York, within ten days following the delivery of satisfaction or waiver of the conditions precedent set forth in Section 4 or at such other date as Parent and the Broadband Shareholders shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than January 31, 2007, unless such date shall be extended by mutual agreement of the Broadband Shareholders, Parent and the November Offering investors.

1.5 Change of Corporate Name. No later then the Closing Date, or as soon after as possible, Parent shall change its corporate name to “China Broadband, Inc.” or such other corporate name as shall be acceptable to the Broadband Shareholders. Additionally, the trading symbol as of such time shall be modified to reflect the new name. BCGU and Parent agree and covenant that said change has been duly approved by the board and requisite shareholders of Parent.

1.6 Restrictions On Resale

Neither the Exchange Shares, nor the shares of Conversion Shares issued or issuable to the holders of Convertible Notes or any shares held by (or issuable to) any existing shareholders of Parent, will be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) Parent receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for Parent, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing securities issued under this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL OF THE COMPANY THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

“PURSUANT TO THE LOCK-UP AGREEMENT DATED AS OF JANUARY 17, 2007, BY AND AMONG THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS AND EXECUTIVE OFFICERS, THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN SUCH LOCK-UP AGREEMENT, A COPY OF WHICH CAN BE OBTAINED FROM THE COMPANY.”

1.7  Exchange of Certificates.

(a) On or immediately after the Closing Date the Broadband Shareholders shall be required to surrender all their Broadband Shares to Parent, and the Broadband Shareholders shall be entitled upon such surrender to receive in exchange therefore, certificates representing the proportionate number of Exchange Shares into which the Broadband Shares theretofore surrendered shall have been exchanged pursuant to this Agreement as set forth under the definition of Exchange Shares, above. Until so surrendered, each outstanding certificate which, prior to the Closing Date, represented the Broadband Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article 1, to evidence the ownership of the number of whole Exchange Shares for which such Broadband Shares have been so exchanged. No dividend payable to holders of Exchange Shares of record as of any date subsequent to the Closing Date shall be paid to the owner of any certificate which, prior to the Closing Date, represented Broadband Shares, until such certificate or certificates representing all the relevant Broadband Shares, together with a stock transfer form, are surrendered as provided in this Article 1. Similarly, the holder of Broadband Warrants shall be required to surrender its Warrants in exchange for new Warrants issued by Parent and shall, prior to such exchange, be deemed Warrants of Parent.

(b) All Exchange Shares for which the Broadband Shares shall have been exchanged pursuant to this Article 1 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Broadband Shares. All Warrants for which Broadband Warrants have been exchanged pursuant to this Article 1 shall be deemed to have been issued in full satisfaction of all rights pertaining to Broadband Warrants.

SECTION 2.

REPRESENTATIONS AND WARRANTIES OF CHINA BROADBAND
CAYMAN

China Broadband Cayman hereby represents and warrants to Parent as follows:

2.1 Organization and Good Standing: Ownership of Shares.  China Broadband Cayman is a limited company duly organized and validly existing under the laws of the Cayman Islands and, that have no outstanding subscriptions, rights, options, warrants or other agreements obligating to issue, sell or transfer any stock or other securities of China Broadband Cayman except the warrants listed on Schedule 2.1 attached hereto and made a part hereof.

2.2 Corporate Authority. China Broadband Cayman has the corporate power and authority to enter into this Agreement and the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the board of directors of China Broadband Cayman and is hereby authorized by the Broadband Shareholders. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which China Broadband Cayman is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to China Broadband Cayman or its properties.

2.3 Ownership of China Broadband Cayman Securities.

(a) The Broadband Shareholders set forth on Schedule 2.3(a) are the owners of record and beneficially of all of the 50,000 issued and outstanding Broadband Shares of Broadband Common Stock, which shares are duly authorized, validly issued, fully paid and non assessable and owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

(b) China Broadband Cayman shall not amend its Certificate of Incorporation, Memorandum of Association and Articles of Association (collectively, the “Broadband Corporate Documents”) prior to the Closing.

(c) The holders of Convertible Notes shall own of record or have the right to receive one share of Parent Common Stock for each $.25 of principal amount of Convertible Notes held by them (based on the number of Conversion Shares as set forth above and more fully described in such Convertible Notes), or initially, a maximum of 1,300,000 shares of Parent Common Stock and all interest shall be paid in cash, or, at the sole and absolute discretion of the note holder, in shares at the conversion rate set forth herein.

2.4 Financial Statements, Books and Records.

The simulated financial statements (balance sheet, income statement, notes) of China Broadband Cayman of as of December 31, 2005 for the) of the business to be acquired by Jinan Broadband for fiscal year then ended and for the nine months ended September 30, 2006 (the “Financial Statements”) have been presented to Alpha Nutra, Inc. The Financial Statements fairly represent the financial position of China Broadband Cayman and the Jinan Broadband entity that will own the cable broadband division of Guangdian Jiahe Digital Television Co., Ltd. to be acquired by a subsidiary of China Broadband Cayman, at such dates and the results of their operations for the periods then ended. The Financial Statements were a simulated compilation and were not audited but were prepared, upon information, in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein. The books of account and other financial records of China Broadband Cayman are complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

2.5 Access to Records. The corporate financial records, minute books and other documents and records of China Broadband Cayman and its subsidiaries and the business to be acquired in China, have been made available to Parent prior to the Closing hereof.

2.6 [Omitted.]

2.7 [Omitted.]

2.8 Compliance with Laws. Except as set forth on Schedule 2.8, China Broadband Cayman has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of China Broadband Cayman.

2.9 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Broadband Corporate Documents;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which China Broadband Cayman or Broadband Shareholder is a party or by or to which it or any of its or their assets or properties may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, China Broadband Cayman or Broadband Shareholder or upon the properties or business of China Broadband Cayman; or

(d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of China Broadband Cayman.

2.10 Actions and Proceedings. China Broadband Cayman is not a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the Financial Statements, and to its best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against China Broadband Cayman.

2.11 Agreements. Schedule 2.11 sets forth any material contract or arrangement to which China Broadband Cayman is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral. The foregoing does not include any agreements of subsidiaries of China Broadband Cayman.

2.12 Brokers or Finders. No broker's or finder's fee will be payable by China Broadband Cayman in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by China Broadband Cayman or any of its shareholders.

2.13 Real Estate. China Broadband Cayman owns no real property and is only a party to a single lease agreement with respect to space leased at its Denver, Colorado offices. The foregoing does not reflect leases of subsidiaries of China Broadband Cayman.

2.14 Capitalization. On the Closing Date, the authorized capital stock of China Broadband Cayman consists of 50,000 shares of Common Stock, all of which will be owned by Parent after the Share Exchange. China Broadband Cayman has not granted, issued or agreed to grant, issue or make any warrants, options, subscription rights or any other commitments of any character relating to the issued or unissued shares of capital stock of China Broadband Cayman other then the Convertible Notes and Broadband Warrants, all of which are being assumed by Parent.

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF PARENT AND BCGU

Parent and BCGU each hereby jointly and severally represent and warrant to the Broadband Shareholders and to China Broadband Cayman, as follows:

3.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent has the corporate power to own its own property and other assets and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

3.2 Corporate Authority. Parent has the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors, BCGU and a majority of the other stockholders of Parent as required by Nevada law or common law and under its Parent Corporate Documents. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Parent is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Parent or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or by-laws of Parent, each as amended and in effect on the date of this Agreement (the “Parent Corporate Documents”). This Agreement is fully enforceable against Parent and BCGU. No notices to or consents from third parties or any governmental agency, creditor or other third party are required to be given which will not have been given (and consents, if any, obtained) prior to the Closing Date.

3.3 Parent Capitalization. As of the date of this Agreement, Parent is authorized to issue 95,000,000 shares of Common Stock, $0.001 par value per share and 5,000,000 shares of blank check convertible preferred stock. An aggregate of 2,834,494 shares of Common Stock are issued and outstanding (inclusive of 300,000 held by affiliates of Cherner and 88 Holdings, or its assigns), and no other shares of Common Stock are reserved for issuance pursuant to any convertible securities, options or warrants. Additionally, a minimum of 6,000,000 shares and 3,000,000 warrants and a maximum of 8,000,000 shares and 4,000,000 warrants may be sold in the private offering of the Parent.

3.4 Parent Balance Sheet; Assets and Liabilities.

(a) The Form 10KSB of Parent for the fiscal year ended December 31, 2005 includes the audited balance sheet, statement of operations and statement of cash flows of Parent as at December 31, 2005 and for the fiscal year then ended (the “Parent 2005 Audited Financial Statements”). The Form 10QSB of Parent for the quarters ended September 30, 2006, includes the unaudited balance sheet, statement of operations and statement of cash flows of Parent as at September 30, 2006 and for the nine months then ended (the “Parent 2006 Financial Statements”). Except as set forth on the Parent’s Balance Sheet as at September 30, 2006, and for all periods subsequent thereto, Parent has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP. The books of account and other financial records of Parent are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices. Parent does not have any other balance sheets arrangements as defined in Regulation S-B.

(b) Parent has no operating assets or liabilities, and has not conducted any trade or business activities whatsoever, other than as set forth on Schedule 3.4 annexed hereto.

3.5 No Material Adverse Changes. Since September 30, 2006:

(a) except for indebtedness of approximately [$___________] which will be outstanding as at the Closing Date, there has not been and will not be at the Closing Date any liabilities or other indebtedness incurred by Parent;

(b) there has not been any change in the financial position of Parent except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Parent, and will be consistent with the representations made by Parent hereunder.

(c) there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Parent whether or not covered by insurance;

(d) there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Parent capital stock;

(e) there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by Parent of any properties or assets; or

(f) there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(g) there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(h) there has not been any increase in the annual level of compensation of any executive employee of Parent;

(i) neither the Parent nor its subsidiaries have entered into any arrangement that would constitute and “off balance sheet” arrangement as such term is used under Regulation S-B of the SEC.

(j) except in the ordinary course of business, Parent has not entered into or modified any contract, agreement or transaction; and

(k) Parent has not issued any equity securities or rights to acquire equity securities.

3.6 Taxes. Parent has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

3.7 Compliance with Laws. Parent has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Parent or the trading market for the Parent Shares and specifically, and Parent has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto. The Parent’s record keeping and financial reporting compliance and records shall permit compliance with GAAP and Sarbanes-Oxley Act, as now in effect.

3.8 Actions and Proceedings. Parent is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against Parent.

3.9 Periodic Reports. Parent is current in the filing of all forms or reports with the Securities and Exchange Commission (“SEC”), and has been a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All such reports and statements filed by Parent with the SEC (collectively, “SEC Reports”) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

3.10 Disclosure. Parent has (and at the Closing it will have) disclosed in writing to Broadband Shareholders and China Broadband Cayman all events, conditions and facts materially affecting the business, financial conditions or results of operation of Parent all of which have been set forth herein. Neither Parent nor BCGU have in the past nor will they at the Closing or thereafter, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

3.11 Access to Records. The corporate financial records, minute books, and other documents and records of Parent have been made available to Broadband Shareholders prior to the Closing hereof.

3.12 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Parent Corporate Documents or any similar documents of BCGU;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Parent or BCGU is a party or by or to which it or any of its assets or properties may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Parent or BCGU or upon the securities, properties or business to Parent or BCGU; or

(d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

3.14 Brokers or Finders. No broker's or finder's fee will be payable by Parent or BCGU in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Parent or BCGU.

3.15 Authority to Execute and Perform Agreements. Parent and BCGU each have the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and all other Agreements relating to the Closing and to perform fully its obligations hereunder. This Agreement and all other Agreements or instruments related hereto, have been duly executed and delivered and is the valid and binding obligation of Parent and/or BCGU enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights generally. The execution and delivery of this Agreement and any other Agreement relating hereto and the consummation of the transactions contemplated hereby and the performance by Parent of this Agreement or any other Agreement relating hereto to which either is a party, in accordance with its respective terms and conditions will not:

(a) require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Parent or BCGU, or any instrument, contract or other agreement to which Parent and/or BCGU or their principals is a party or by or to which Parent and/or BCGU or their principals is bound or subject; or

(c) result in the creation of any lien or other encumbrance on the assets or properties of Parent.

3.16 Full Disclosure. No representation or warranty by Parent or BCGU in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Parent and/or BCGU pursuant hereto or in connection with the negotiation, execution or performance of this Agreement (or any other Agreement relating hereto to which either are a party) contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Parent.

SECTION 4.

CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Obligations of China Broadband Cayman and its Shareholders. All obligations of China Broadband Cayman and the Broadband Shareholders under this Agreement or any other instrument or any Agreement contemplated hereby are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions, any one of which may be waived at Closing by Clive Ng, as an officer of China Broadband Cayman and as the representative of the Broadband Shareholders:

(a) The representations and warranties by or on behalf of Parent or BCGU contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b) Parent and BCGU and their principals shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing, including, without limitation, all of the covenants and agreements of Parent and BCGU set forth in Section 5 of this Agreement and the acquisition of 300,000 shares by an affiliate of certain Broadband Shareholders.

(c) On the Closing Date, an executive officer of Parent shall have delivered to China Broadband Cayman a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of Parent set forth in this Agreement are true and correct in all material respects.

(d) On or before the Closing, the Board of Directors of Parent shall have approved, in accordance with Nevada law and the Parent Corporate Documents, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein and authorized all of the necessary and proper action to enable Parent to comply with the terms of the Agreement.

(e) On or before the Closing Date, there shall only be 2,834,494 shares of Parent Common Stock outstanding other than the shares issuable to investors in the November Offering. Additionally, there shall be no warrants, options, notes, or other securities or convertible securities outstanding or any agreements to issue any of the foregoing other then up to 4,000,000 Warrants issuable in the November Offering and the capitalization shall be as established in this Agreement.

(f) On or before the Closing Date, Mark Baum, BCGU and its executives and beneficial owners, shall have entered into the Lock-Up Agreement with the Parent as contemplated by Section 5.10 of this Agreement.

(g) On or before the Closing Date, the Board of Directors of Parent shall have approved for filing with the SEC, a Form 14C Information Statement and shall have approved an amendment to its Articles of Incorporation to change the name of the Parent to “China Broadband, Inc.” (the “Charter Amendment”).

(h) An aggregate of approximately $3,000,000 in gross proceeds, representing the net proceeds of the November Offering, shall have been received by the Parent or otherwise received in escrow in connection with acceptable subscriptions on or before the Closing, which subscriptions shall be reasonably acceptable by Parent and China Broadband Cayman. Additionally, Parent shall have duly authorized the issuance of all shares and Warrants in the November Offering and reserved sufficient numbers of shares for issuance upon exercise of the Warrants (including any placement agent or other warrants) issued in connection therewith.

(i) At the Closing, all instruments and documents delivered to China Broadband Cayman and the Broadband Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for China Broadband Cayman.

(j)  At or before the Closing Date, China Broadband Cayman and its subsidiary in the Peoples Republic of China shall have entered into definitive, final and binding transaction documents relating to its acquisition of a 51% or greater interest in Jinan Broadband and will have entered into a Cooperation Agreement or similar agreements with such parties relating to the acquisition and management of such entities, and have satisfied all conditions thereto such that such acquisition will become final and binding upon payment of funds for the purchase price therefore, which will be obtained from the proceeds of the November Offering.

(k) The Exchange Shares will be duly authorized, validly issued, nonassessable and fully paid under the Nevada Revised Statues and will be issued in a non-public offering and exempt merger transaction in compliance with all federal and state securities laws, bearing a restrictive legend, as is more fully set forth herein.

(l) The Convertible Notes shall have been duly assumed by Parent, and Parent shall have reserved sufficient number of shares for issuance of Conversion Shares.

(m) Parent shall have issued the Broadband Shareholders the Parent Common Stock comprising the Exchange Shares.

4.2 Conditions Precedent to the Obligations of Parent. All obligations of Parent under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by an officer of Parent):

(a) The representations and warranties by Parent and the Broadband Shareholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b) China Broadband Cayman and the Broadband Shareholders shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

(c) All Broadband Shareholders receiving Exchange Shares shall deliver to Parent a letter commonly known as an Investment Letter substantially in the form as annexed hereto as Exhibit 4.2(e), containing acknowledgements that the Exchange Shares are being acquired for investment purposes (each, an “Investment Letter”).

SECTION 5.

COVENANTS

5.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

5.2 Further Assurances. The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.3 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, Parent, BCGU and its principals and affiliates, the Broadband Shareholders and the Parent Principal Executive Officer agree to keep confidential any information disclosed to one another in connection therewith for a period of two (2) years from the date hereof and not to unlawfully exploit such information; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)	the receiving party had within its possession at the time of disclosure; or

(v)	is ordered disclosed by a court of proper jurisdiction.

5.4 Stock Certificates. (a) At the Closing, the Broadband Shareholders shall have delivered the certificates representing the Broadband Shares duly endorsed (or with executed stock powers) so as to make Parent the sole owner thereof. At such Closing, Parent shall issue to each of the Broadband Shareholders the Exchange Shares in the name(s) of such Persons as designated by each Broadband Shareholder.

(b) At the Closing, the Parent shall have duly executed the Agreement of Assumption with respect to the Convertible Notes and shall have assumed the obligations under the Broadband Warrants. Said agreement shall include assumption of all of China Broadband Cayman’s obligations under the Note Purchase Agreement and Registration Rights Agreement entered into between China Broadband Cayman and the Convertible Note holders and Broadband Warrant holders.

5.5 Investment Letters. The Broadband Shareholders receiving Exchange Shares shall have delivered to Parent the Investment Letters.

5.6 Transaction and Pro-Forma Capitalization.

(a) Prior to or simultaneously with the Closing Date of the Share Exchange, Parent shall have consummated the transactions contemplated by the Parent Stock Purchase Agreement.

(b) As a result of the consummation of the transactions contemplated by the Parent Stock Purchase Agreement and this Exchange Agreement, immediately following the Closing Date the approximate maximum aggregate number of shares of issued and outstanding Parent Fully-Diluted Common Stock shall be owned or held by the following Shareholders or their assigns and designees, assuming the maxumim amount of Shares sold in the November Offering

Shareholders	Percentage	No. of Fully-Diluted Parent Common Shares
Public Float.Non Affiliates	1.1%	34,494
November Offering Shares
Maximum ($4,000,000)	16%	8,000,000
Minimum ($3,000,000)	14%	6,000,000
Conversion Shares	2.6%	1,300,000
BCGU	5%	2,500,000
Clive Ng
88 Holdings	7	3,582,753
Partners	62%	31,000,000
MVR	2.7	1,382,753
Cherner
Cherner	3.7	1,900,000
Maxim Capital	.6	300,000
Total:		50,000,000

(c) As at the Closing Date Parent shall have no outstanding expenses, obligations, contracts, liabilities or contingencies of any kind other than as specifically set forth in the Schedules to this Agreement.

(d) As at the Closing Date, there shall be no outstanding warrants, issued stock options, stock rights or other commitments of any character relating to the issued or unissued shares of either Common Stock or preferred stock of Parent, other than as specified herein.

(e) At the Closing, the Exchange Shares to be issued and delivered to the Broadband Shareholders hereunder will, when so issued and delivered, be duly authorized, valid and legally issued fully paid and nonassessable.

(f) Additionally, all warrants issued in connection with the November Offering, all Placement Agent Warrants and the BCGU Warrants will be duly authorized, validly issued, fully paid and will represent binding obligations of the Parent.

5.8 Boards of Directors. At the Closing Date of the Share Exchange, the initial Board of Directors of each of Parent shall initially consist of a minimum of three (3) and a maximum of five (5) persons, all of whom shall be Persons designated by the Broadband Shareholders and shall be appointed by the Board of Directors of Parent and by BCGU as a minority stockholder of Parent. In addition, upon such appointment, Mark L. Baum, Esq. and James B. Panther, II shall resign from all officer and director positions with the Company.

5.9 Required Audits and Form 8-K Registration Statement. Parent shall cause the Form 8-K Current Report relating to the Closing to be filed with the SEC not later than four (4) Business Days after the Closing Date. The final preparation of such report along with receipt of completed consolidated financial statements of Parent and China Broadband Cayman and their respective subsidiaries shall be completed. In connection with the foregoing, Parent and the BCGU shall assist and cooperate with Parent and China Broadband Cayman and its subsidiaries in complying with the covenants and conditions set forth in this Section 5.9.

5.10 Lock-up Agreements. On the Closing Date of the Share Exchange, each of the Broadband Shareholders and BCGU shall execute and deliver to identical agreements (the “Lock-up Agreements”), substantially in the form as annexed hereto as Exhibit 5.10.

5.12 Stock Option Plan. Following the Closing Date of the Share Exchange, the board of directors of Parent may form a compensation committee of the board of directors which shall propose an incentive stock option plan for key employees, directors, consultants and others providing services to Parent and its subsidiaries, pursuant to which up to 5,000,000 shares of Common Stock shall be authorized for issuance upon such terms and conditions as shall be recommended by the compensation committee and approved by a majority of the members of the board of directors (the “Stock Option Plan”). Such Stock Option Plan shall thereafter be submitted to the Parent stockholders for approval. No other stock, pension, compensation, profit sharing or other plan of Parent is in effect or has been adopted. No other options, rights or agreements for the sharing of revenues or profits or issuance or grant of options or other securities are outstanding.

5.13 Voting for Transactions. Each of the BCGU and the Broadband Shareholders hereby covenants and agrees to vote all of their shares of Common Stock in favor of all of the transactions contemplated by this Agreement.

5.14 Expenses. It is understood and agreed that following the execution of this Agreement, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby shall be the sole responsibility of China Broadband Cayman, and neither Parent nor the BCGU shall be responsible for any such expenses or fees associated with such filings; provided, however, that Parent and the BCGU shall fully cooperate and execute all required documents as indicated; and provided, further, that BCGU shall be responsible for all fees relating to prior filings or expenses which have not been disclosed in writing to China Broadband Cayman and not objected to.

5.15 Registration Rights. BCGU and Parent shall execute the Registration Rights Agreement entered into by investors in the November Offering and included as “Exhibit C” to the Memorandum relating thereto or a Registration Rights Agreement containing terms that are substantially similar thereto. Notwithstanding the foregoing, the parties understand that SEC, state or other regulatory interpretations relating to the registration for re-sale of securities held by promoters of companies prior to a transaction have recently prevented, delayed or otherwise hindered the ability to obtain effectiveness of a registration statement and therefore, BCGU and its assigns, principals and managers may be subject to certain cut-backs or reductions in the numbers of securities registered for re-sale, which determination shall be made in good faith by Parent based on comment letters, rulemaking or other interpretations at the time of registering such shares.

SECTION 6.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 Notwithstanding any right of either party to investigate the affairs of the other party and its Shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for eighteen (18) months following the Closing.

SECTION 7.

INDEMNIFICATION; DISPUTE RESOLUTION; NON-COMPETITION

7.1 Indemnification by Broadband Shareholders.

(a) From and after the Closing, the Broadband Shareholders shall indemnify and hold harmless Parent, and their Affiliates, directors, officers and employees (collectively, the “Parent Indemnified Parties”) from and against any and all direct and actual Damages finally awarded arising out of, resulting from or in any way related to:

(i) the failure of any of such indemnifying party’s representations and warranties contained herein to be true as of the date made, or

(ii) the failure to perform or satisfy, when due, any of the covenants and agreements made by such indemnitors in this Agreement or in any other document or certificate delivered by China Broadband Cayman or Broadband Shareholders at the Closing pursuant hereto.

(b) Notwithstanding the foregoing, the indemnification obligations of China Broadband Cayman and the Broadband Shareholders under Section 7.1(a)(i) above shall (i) as to each individual Broadband Shareholder be limited to the extent by which their respective ownership of China Broadband Shares immediately prior to the Closing bears to each other, (ii) only arise if a claim for Damages shall be made in writing by one or more Parent Indemnified Parties to China Broadband Cayman or the Broadband Shareholders by December 31, 2007, (iii) only be applicable to actual Damages incurred by Parent Indemnified Parties in excess of $300,000 (the “Indemnity Floor”), and (iv) not be applicable to Damages incurred by Parent Indemnified Parties which shall be in excess of $2.5 million (the “Indemnity Cap”). There shall be no Indemnity Cap with respect to the matters contemplated by Section 7.1(a)(ii) above, and such indemnity obligations shall survive indefinitely. Any payment made to any of Parent Indemnified Parties by the Broadband Shareholders pursuant to the indemnification obligations under this Section 7.1 shall constitute a reduction in value of the Share Exchange paid pursuant to this Agreement.

(c) In the event that any claim for Damages shall be asserted against any of Parent Indemnified Parties for which the Broadband Shareholders is liable to indemnify against pursuant to this Section 7.1, the Broadband Shareholders shall have the sole right to conduct, at their expense, the defense of any and all such claims with counsel of his choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; provided, however, that if any such settlement would result in any injunction or restrictions on the Business or any other activities of any of Parent or BCGU related Parties, or otherwise require any of Parent, BCGU or related Parties to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by the Broadband Shareholders without the prior written consent of the affected Parent or BCGU related Party or Parties.

7.2 Indemnification by Parent and BCGU Shareholders.

From and after the Closing, Parent and BCGU shall indemnify and hold harmless the Broadband Shareholders and their Affiliates from and against any and all direct and actual Damages finally awarded arising out of, resulting from or in any way related to:

(a) a breach by Parent of its representations and warranties contained herein or in any other transaction documents or breach by BCGU or its officers of its representations and warranties contained herein or in any other related document, or

(b) the failure to perform or satisfy, when due, any of the covenants and agreements made by Parent, BCGU or its principal in this Agreement or in any other document or certificate delivered by Parent or BCGU at the Closing pursuant hereto.

(c) In the event that any claim for Damages shall be asserted against any of the Broadband Shareholders or their Affiliates for which Parent or BCGU is liable to indemnify against pursuant to this Section 7.2, Parent shall have the sole right to conduct, at its or their expense, the defense of any and all such claims with counsel of their choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; provided, however, that if any such settlement would result in any injunction or restrictions on the Broadband Shareholders or their Affiliates, or otherwise require the Broadband Shareholders or their Affiliates to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by Parent without the prior written consent of the Broadband Shareholders.

7.3 Resolution of Disputes. Except as otherwise provided in Section 7.2, any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to a state or federal court located in Boulder Colorado.

7.4 [Omitted.]

SECTION 8.

MISCELLANEOUS

8.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

8.3 Assignment. This Agreement is not assignable except by operation of law.

8.4 Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

To Parent or BCGU prior to Closing, or to BCGU after Closing :

The Baum Law Firm, P.C.
2038 Corte Del Nogal, Suite110
Carlsbad, California 92011
Attn: Mark Baum, Esq.
By fax and Email only to:
fax: (760) 804-8845
email: mark@tblf.com

with a copy to:                     BCGU LLC
c/o The Baum Law Firm, P.C.
2038 Corte Del Nogal, Suite 110
Carlsbad, California 92011
Attn: Mark Baum, Esq.
By fax and Email only to:
fax: (760) 804-8845
email: mark@tblf.com

To China Broadband Cayman, Broadband Shareholders at any time or to Parent after Closing:

Maxim Financial Corp.
1900 Ninth Street, 3rd Floor
Boulder, Colorado 80302 USA
By fax and Email only to:
fax: (303) 449-7799
email: spc@maximco.com

Ronniel Levy, Esq.
Hodgson Russ, LLP
60 East 42nd Street
37th Floor
New York, NY 10165
(212) 661-3535
email: rlevy@hodgsonruss.com

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor, or by fax or e-mail with a receipt of transmission thereof.

8.5 Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Colorado, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

8.7 Entire Agreement. This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

8.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

8.11 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

8.12 Press Releases. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ATTEST:	ALPHA NUTRA, INC.
d/b/a “China Broadband”

___________________________	By:
__________________________, Secretary	Name:
Title:

BCGU, LLC

By:
Name: Title:

[Signature Page Continues]

[COUNTERPART SIGNATURE PAGE OF CHINA BROADBAND CAYMAN AND
BROADBAND SHAREHOLDERS, TO SHARE EXCHANGE AGREEMENT
DATED AS OF JANUARY 17, 2007]

ATTEST:	CHINA BROADBAND, LTD. (a Cayman Islands limited company)

By:
_______________________________________ Secretary

BROADBAND SHAREHOLDERS:

Stephen P. Cherner

MVR INVESTMENTS LLC

By:
Morgan Cherner, Manager

88 HOLDINGS, LLC

By:
Clive Ng, Chairman, Vice President

CHINA BROADBAND PARTNERS, LTD.

By:
Clive Ng, President and Chief Executive Officer

SCHEDULES

2.1	Warrants and Options currently in existence

2.3(a)	China Broadband Cayman owners of record

2.4	Financial Statements

2.8	China Broadband Cayman compliance

2.11	Significant contracts

2.11(a)	Settlement Agreement and Release between BCGU and Alpha Nutra, Inc. dated November 3, 2006.

3.4	Parent Operating Assets or Liabilities

5.10	Lock - Up Agreement Between Alpha Nutra, Inc. and BCGU.